Artisan Partners Asset Management Inc. Reports December 2023 Assets Under Management
Milwaukee, WI - January 10, 2024 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of December 31, 2023 totaled $150.2 billion. Artisan Funds and Artisan Global Funds accounted for $72.8 billion of total firm AUM, while separate accounts and other AUM1 accounted for $77.4 billion. In December, certain Artisan Funds made their annual income and capital gains distributions. December month-end AUM includes the impact of approximately $115 million of Artisan Funds distributions not reinvested.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of December 31, 2023 - ($ Millions)
Growth Team
Global Opportunities	$21,232
Global Discovery	1,490
U.S. Mid-Cap Growth	12,646
U.S. Small-Cap Growth	3,178
Global Equity Team
Global Equity	347
Non-U.S. Growth	13,218
Non-U.S. Small-Mid Growth	7,151
China Post-Venture	160
U.S. Value Team
Value Equity	4,227
U.S. Mid-Cap Value	2,818
Value Income	12
International Value Team
International Value	40,762
International Explorer	247
Global Value Team
Global Value	25,349
Select Equity	321
Sustainable Emerging Markets Team
Sustainable Emerging Markets	917
Credit Team
High Income	9,407
Credit Opportunities	215
Floating Rate	61
Developing World Team
Developing World	3,453
Antero Peak Group
Antero Peak	1,897
Antero Peak Hedge	204
EMsights Capital Group
Global Unconstrained	313
Emerging Markets Debt Opportunities	92
Emerging Markets Local Opportunities	450

Total Firm Assets Under Management ("AUM")	$150,167
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $78 million.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.